UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2018

TELIGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (856) 697-1441

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2018, Teligent, Inc. (the “Company”) announced the appointment of Damian Finio as Chief Financial Officer of the Company, to be effective February 5, 2018.

Since November 2015, Mr. Finio has served as the Chief Financial Officer of Virtus Pharmaceuticals. From August 2014 through November 2015, Mr. Finio served as SVP Finance of Heritage Pharmaceuticals, Inc. From April 2013 through August 2014, he served as Founder and President of Mountain Run Advisors LLC. Prior to that, from April 2011 through April 2013, Mr. Finio served as Chief Financial Officer of West-Ward Pharmaceuticals. Mr. Finio holds a B.S. in Accounting from Penn State University and an MBA from the University of Delaware. Mr. Finio previously served as a member of the Board of Directors of the Company from April 1, 2014 through August 11, 2014.

The Company has entered into an employment agreement with Mr. Finio, dated January 2, 2018 (the “Employment Agreement”) in connection with his appointment as Chief Financial Officer. Pursuant to the terms of the Employment Agreement, Mr. Finio is employed at will, and either the Company or Mr. Finio may terminate the employment relationship for any reason, at any time. The Employment Agreement provides that Mr. Finio is entitled to a $325,000 annual base salary, subject to annual review by the Company. He is also entitled to a one-time sign-on bonus of $100,000 in cash. Following the end of each calendar year, Mr. Finio is eligible to receive an annual bonus calculated as a percentage of his annual base salary. Mr. Finio’s target bonus percentage for the 2018 calendar year will be 40%. The Employment Agreement also includes the award under the Company’s 2016 Equity Incentive Plan of a one-time grant of (i) 30,000 restricted stock units and (ii) incentive stock options to purchase 125,000 shares of common stock, $0.01 par value per share, of the Company. The restricted stock units and options will vest according to the following schedule: one-third of the shares subject to such awards shall vest on each of the first, second and third anniversaries of the effective date of the Employment Agreement.

In the event that the Company terminates Mr. Finio’s employment without cause, Mr. Finio shall be entitled to (i) any unpaid base salary through the effective date of his termination, (ii) an amount per month equal to one-twelfth of Mr. Finio’s then adjusted base salary for a period of six months; (iii) an amount equal to Mr. Finio’s pro-rata portion of his annual bonus and (iv) the vesting of a pro-rata portion of the equity awards granted to Mr. Finio equal to the quotient of the number of months between the effective date of the Employment Agreement and the date of termination divided by 36. In the event that Mr. Finio’s employment is terminated by the Company for cause or due to Mr. Finio’s death, disability or resignation, then the Company shall have no further obligation to Mr. Finio other than for any unpaid base salary through the date of termination. The Employment Agreement also contains certain standard provisions regarding confidentiality, assignment of intellectual property and non-solicitation.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Mr. Finio has no family relationships with any of the executive officers or directors of the Company. Except for the Employment Agreement, there are no arrangements or understandings between Mr. Finio and any other person pursuant to which he was elected as an officer of the Company. The Company is not aware of any transactions in which Mr. Finio has an interest that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s current Chief Financial Officer, Jenniffer Collins, has notified the Company of her intent to resign to pursue other interests. Ms. Collins is expected to continue in her current role until February 2, 2018 and to provide transitional assistance through May 2018. The Company intends to enter into a separation agreement with Ms. Collins prior to her departure. The Company has issued a press release announcing Mr. Finio’s appointment and Ms. Collins’s resignation, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated January 2, 2018, by and between the Company and Damian Finio.
99.1	Press release, dated January 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELIGENT, INC.

	By:	/s/ Jason Grenfell-Gardner
	Name:	Jason Grenfell-Gardner
	Title:	Chief Executive Officer

Date: January 26, 2018